Exhibit 24.2
Power of Attorney
     KNOW ALL PERSONS BY THESE PRESENTS, that Mitsui Sumitomo Insurance Company, Limited, having its principal office located at 27-2, Shinkawa 2-chome, Chuo-ku, Tokyo 104-8252, Japan, hereby constitutes and appoints Yasuyoshi Karasawa and Katsuaki Ikeda, and each of them, as its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, on its behalf and in its name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments, including post-effective amendments, and supplements to the Registration Statement on Form F-4 of Mitsui Sumitomo Insurance Company, Limited (the “Company”) in relation to the share transfer of shares of common stock of the Company with shares of common stock of Mitsui Sumitomo Insurance Group Holdings, Inc., and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.
     IN WITNESS WHEREOF, this Power of Attorney has been duly executed this 19th day of December 2007.

MITSUI SUMITOMO INSURANCE COMPANY, LIMITED

/s/ Toshiaki Egashira
Toshiaki Egashira President, Chief Executive Officer